Exhibit 99.1

ALTAIRNANO CONTRACT WITH INE FOR 10 MEGAWATT ENERGY STORAGE SYSTEM IN EL SALVADOR CANCELLED DUE TO REGULATORY ISSUES

RENO, NV. – April 15, 2011 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), today announced that it received notification from Inversiones Energéticas, S.A. de C.V. (INE), that it was exercising its right to terminate the contract signed in February 2011 for the 10 Megawatt ALTI-ESS advanced battery system for frequency control.  According to the termination letter, INE’s action was based upon notice it recently received from SIGET, the government entity that regulates the electric utility market in El Salvador.  SIGET stated that the application of this new technology is not feasible in the short term as no procedures exist in the policies of the wholesale electricity market in El Salvador that regulate the operation of systems like the ALTI-ESS.

It was anticipated by both INE and Altairnano that the appropriate regulatory procedures and policies would be put into place within the timeframes contemplated and that the issuance of the notice to proceed would occur within a reasonably short time after formalizing the contract.  “We are extremely disappointed by this unexpected setback,” stated Dr. Terry Copeland President and CEO of Altairnano, “but we will continue to work diligently with the management of INE to address this latest obstacle and bring the benefits of this excellent technology to the El Salvador electric grid.”

About Altairnano, Inc.

Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

Forward Looking Statement

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that INE will chose not to work with Altair with respect to a new contract or order and that, even if INE desires to sign a new contracts, it will be prevented from doing so by regulatory or other government authorities. In addition, other risks are identified in Altairnano's most recent Annual Report on Form 10-K with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altairnano expectations or results or any change in events.

MEDIA CONTACTS:

Altairnano, Inc.

Tom Kieffer
Vice President – Marketing and Sales
(765) 356-0180
tkieffer@altairnano.com

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com